Exhibit 99.1

Item 6 — Selected Financial Data
The following table presents the Company's historical selected financial data, which has been recast to include the Acquired ROFO and EME-NYLD-Eligible Assets, or collectively, the Drop Down Assets, as if the transfers had taken place from the beginning of the financial statements period, or from the date the entities were under common control. The acquisitions are further described in Item — 15, Note 3, Business Acquisitions. The table also shows the retrospective effect of the stock split, which is further described in Item — 15, Note 11, Stockholders' Equity. Additionally, for all periods prior to the initial public offering, the data below reflects the Company's accounting predecessor, or NRG Yield, the financial statements of which were prepared on a ''carve-out'' basis from NRG and are intended to represent the financial results of the contracted renewable energy and conventional generation and thermal infrastructure assets in the U.S. that were acquired by NRG Yield LLC on July 22, 2013. For all periods subsequent to the initial public offering, the data below reflects the Company's consolidated financial results.
This historical data should be read in conjunction with the Consolidated Financial Statements and the related notes thereto in Item 15 and Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations.

	Fiscal year ended December 31,
(In millions, except per share data)	2014	2013	2012	2011	2010
Statement of Income Data:
Operating Revenues
Total operating revenues	$689	$379	$175	$164	$143
Operating Costs and Expenses
Cost of operations	239	144	114	109	102
Depreciation and amortization	166	61	25	22	16
General and administrative — affiliate	8	7	7	6	5
Acquisition-related transaction and integration costs	4	—	—	—	—
Total operating costs and expenses	417	212	146	137	123
Operating Income	272	167	29	27	20
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	27	22	19	13	1
Other income, net	3	3	2	2	3
Interest expense	(186)	(52)	(28)	(19)	(13)
Total other expense	(156)	(27)	(7)	(4)	(9)
Income Before Income Taxes	116	140	22	23	11
Income tax expense	4	8	10	9	4
Net Income	$112	$132	$12	$14	$7
Less: Pre-acquisition net income of Drop Down Assets	48	23
Net Income Excluding Pre-acquisition Net Income of Drop Down Assets	64	109
Less: Predecessor income prior to initial public offering on July 22, 2013	—	54
Less: Net income attributable to NRG	48	42
Net Income Attributable to NRG Yield, Inc.	$16	$13
Earnings Per Share Attributable to NRG Yield, Inc. Class A and Class C Common Stockholders
Earnings per Weighted Average Class A Common Share - Basic and Diluted	$0.30	$0.29	n/a	n/a	n/a
Earnings per Weighted Average Class C Common Share - Basic and Diluted	$0.30	$0.29	n/a	n/a	n/a
Dividends per Class A common share (a)	$1.42	$0.23	n/a	n/a	n/a
Other Financial Data:
Capital expenditures	33	353	564	373	65
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$293	$120	$56	$32	$36
Investing activities	(1,057)	(515)	(594)	(468)	(200)
Financing activities	1,111	432	536	427	180
Balance Sheet Data (at period end):
Cash and cash equivalents	$406	$59	$22	$24	$33
Property, plant and equipment, net	4,466	2,291	2,130	863	526
Total assets	6,965	3,238	2,540	1,239	784
Total liabilities	5,080	1,986	1,538	678	592
Total stockholders' equity	1,885	1,252	1,002	561	192
(a) Dividends on Class A common shares began after the initial public offering on July 22, 2013.

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